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EXHIBIT 10.29:  EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND MICHAEL L. LANEY

EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is effective as of January 6, 1997, between Children's Wonderland, Inc. ("Employer") and Michael L. Laney ("Executive").

RECITALS

A. Executive is a member of the Board of Directors of Employer (the "Board"). Employer wishes to employ Executive as its President and Chief Financial Officer.

B. Employer desires assurance of the continued association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

C. Executive wishes to enter the employ of Employer and is willing to do so on those terms and conditions.

           NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:

AGREEMENT

1.  EXECUTIVE'S DUTIES AND AUTHORITY.

           Employer shall employ Executive as President and Chief Financial Officer or such other positions as Employer and Executive may agree upon. Employer shall include Executive as a management nominee to the Board each year during the term of this Agreement and shall use its best efforts to cause Executive to be elected as a Director.

2.  TIME AND EFFORT REQUIRED.

           During his employment, Executive shall devote his full business time, attention and energy to Employer exclusively and he will give his best efforts and skills to further the best interests of the Company. Executive shall be allowed to teach for approximately one week per year for the American Management Association and to serve on the Advisory Board for the California State University System. Executive shall also be allowed to serve on other boards of directors to the extent that this service does not substantially interfere with his duties for Employer.




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3.  COVENANT NOT TO COMPETE DURING EMPLOYMENT TERM.

           During the employment term, Executive shall not, directly or indirectly, whether as a partner, owner, employee, consultant, creditor, shareholder, or otherwise, promote, participate, or engage, directly or indirectly, in any activity or other business competitive with Employer's business; provided, however, that Executive shall have not violated this covenant if Executive owns a nominal amount of stock of any publicly-traded corporation that competes with Employer's business, provided Executive does not serve as an employee, director, consultant or any other similar active participant in such corporation.

4.  TERM OF EMPLOYMENT.

           Executive's term of employment will begin on January 6, 1997 and will end on January 5, 2000, subject to earlier termination as provided in this Agreement.

5.  SALARY.

           Employer shall pay a basic salary to Executive at the rate of $160,000 per year, payable in equal semi-monthly installments. The basic salary shall increase to at least $175,000 when Employer's annualized sales are reasonably expected to equal or exceed $10,000,000, but no such increase shall take effect until July 1, 1997. The basic salary payable to Executive under this section shall be reviewed annually by the Compensation Committee of the Board, and the Board in its sole discretion may increase (but not decrease) the basic salary.

6.  INCENTIVE COMPENSATION.

           Executive and Employer agree that in addition to his basic salary, Executive shall be entitled to receive incentive compensation for each year of the term of this Agreement, but Executive and Employer have not agreed on an appropriate incentive compensation plan. During the first 90 days of the term of this Agreement, Executive and Employer will consult with each other and will formulate an appropriate incentive compensation plan for Executive, satisfactory to both Executive and Employer. Any incentive compensation that is paid on the basis of a fiscal year of Employer will be prorated for any period less than a full a fiscal year that Executive is employed by Employer. When the plan is agreed on, the plan will be reflected in an amendment to this Agreement, signed by both Executive and Employer.

7.  STOCK OPTION.

           Upon commencement of his employment Employer shall grant to Executive a stock option to purchase 175,000 shares of Employer's common stock. The purchase price under the stock option shall be $7.00 per share. The option shall vest immediately as to 50,000 shares and the balance shall vest in three equal installments on January 5, 1998, January 5, 1999 and January 5, 2000, provided this Agreement is in effect on the date the installments vest. The vesting of the option will accelerate upon a "change in control" as defined in paragraph 19 below.

8.  SIGNING BONUS.

           In consideration for Executive's agreement to forego other opportunities and to accept employment by Employer, Employer shall pay to Executive a signing bonus of $85,000 upon commencement of Executive's employment.



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9.  ADDITIONAL BENEFITS.

         During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees when and as he becomes eligible for them, including group health and life insurance benefits and an annual vacation of four weeks. Up to one year's unused vacation time may be carried over from one year to the next.

         If Executive so elects, in lieu of participating in Employer's medical plan, Executive may continue his coverage under the medical insurance plan he has participated in prior to his employment with Employer and Employer will reimburse Executive for the periodic cost of such continued coverage.

         Included in the benefits for Executive will be (i) an automobile allowance consistent with Employer's current policies and practice, and (ii) reimbursement Executive's reasonable legal fees in connection with this Agreement and any renegotiation or extension thereof.

10.  EXPENSES.

           During the employment term, Employer shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Employer's business, including, without limitation, travel expenses, food, lodging while away from home, telephone expenses, and automobile expenses, subject to such policies as Employer may from time to time reasonably establish for its executive and managerial employees.

11. INDEMNIFICATION BY EMPLOYER.

           Employer shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Employer or his service on the Board of Directors. Employer shall advance to Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law.

12.  INDEMNITY INSURANCE.

           Employer shall purchase and maintain indemnity insurance on behalf of Executive against any liability asserted against or incurred by Executive arising out of his employment by Employer or his service on the Board.

13.  TERMINATION FOR CAUSE.

           (a) Employer (acting through the Board) may terminate this Agreement at any time without notice if Executive commits any material act of dishonesty. Employer (acting through the Board) may terminate this Agreement at any time upon sixty days notice if Executive (i) breaches this Agreement (including a breach of the confidential information provisions of paragraph 20), (ii) is guilty of gross carelessness or misconduct, or unjustifiably neglects his duties under this Agreement, or (iii) acts in any way that has a direct, substantial, and adverse effect on Employer's reputation. The notice shall specify the grounds upon which Employer proposes to terminate this Agreement, and Executive shall have sixty days to cure any of such grounds. If such grounds are not susceptible of being cured in sixty days, Employer may not terminate this Agreement if Executive makes a good faith continuing effort to cure such grounds, provided they are capable of cure.




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         (b) Executive may terminate this Agreement at any time upon ten (10)
days notice if Employer breaches this Agreement The notice shall specify the grounds upon which Executive proposes to terminate this Agreement, and Employer shall have ten days to cure any of such grounds. If such grounds are not susceptible of being cured in ten days, Executive may not terminate this Agreement if Employer makes a good faith continuing effort to cure such grounds provided they are capable of cure.

         (c) If Employer breaches this Agreement, Employer does not cure the breach and Executive terminates this Agreement, in addition to any other damages Executive is entitled to by law, Executive shall also be entitled to severance pay in the amount set forth in paragraph 0 below.

14.  TERMINATION ON RETIREMENT.

           This Agreement may be terminated by Executive's voluntary retirement, which retirement shall be effective on the last day of any fiscal year, provided that day occurs after Executive's 60th birthday, and provided three months' prior written notice of the retirement shall have been given by Executive to Employer.

15.  TERMINATION ON DISABILITY.

           If Executive is unable due to mental or physical illness or injury to perform the essential functions of his job for a continuous period of six months with reasonable accommodations under this Agreement, this Agreement shall be then terminated.

16.  DISABILITY INSURANCE.

           Employer shall obtain and maintain disability insurance covering Executive, to the extent such insurance is available at reasonable cost, during the term of this Agreement.

17.  TERMINATION ON DEATH.

           If Executive dies during the initial term or during any renewal term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death.

18.  EARLY TERMINATION BY EXECUTIVE.

         (a) Executive shall have the right to terminate this Agreement at any time after the end of the second year of the term of this Agreement if the aggregate salary and bonus paid to him with respect to the second year of the term does not equal or exceed the sum of the first year's salary set forth in paragraph 5 and the signing bonus set forth in paragraph 8.

         (b) Executive shall have the right to terminate this Agreement at any time if neither Debby Bitticks nor Kenneth Bitticks is serving as Chief Executive Officer or Chairman of the Board, respectively, of Employer.




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19.  CHANGE IN CONTROL.

           Executive shall have the right to terminate this Agreement prior to the end of its term at any time after a "change in control" of Employer has occurred. For purposes of this Agreement, a "change in control" of Employer means:

   (a) the acquisition by any person or group of persons (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities;

   (b) the consummation of a merger or consolidation of Employer with or into another corporation (other than a merger or consolidation in which Employer is the surviving corporation and which does not result in any capital reorganization or reclassification or other change in Employer's then outstanding shares of common stock);

   (c) the consummation of a sale or disposition of all or substantially all of Employer's assets; or

   (d) the liquidation or dissolution of Employer.

           If Executive acts to terminate this Agreement pursuant to this paragraph 19, Employer or the surviving business entity or the business entity to which such assets shall be transferred, as the case may be, shall pay Executive severance pay equal to the compensation Executive would have received for the balance of the term of this Agreement if this Agreement were to be continued for a term of two years following the "change in control". The severance pay shall not exceed the threshold that would make it an "excess parachute payment" and thus non-deductible under Section 280G of the Internal Revenue Code.

           If Executive does not act to terminate this Agreement pursuant to this paragraph 19, the provisions of this Agreement shall be binding on and inure to the benefit of Employer or the surviving business entity or the business entity to which such assets shall be transferred, as the case may be.

20.  DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS PROHIBITED.

           In the course of his employment, Executive may have access to confidential information and trade secrets relating to Employer's business. Confidential information includes but is not limited to inventions, processes, designs, improvements, programs, specifications, techniques, data relating to creation, manufacture and marketing of any product or product concept, customer and prospective customer names and addresses, sales records, vendor names and addresses, financial data, information provided by third parties that Employer is required to keep confidential, and any other proprietary information of Employer (unless such information is lawfully obtainable from other sources). Except (a) as required in the course of his employment by Employer and in furtherance of Employer's best interests, (b) is required by applicable law, (c) authorized by Employer, Executive will not, without Employer's prior written consent, either during his employment by Employer or for five years after termination of that employment, directly or indirectly disclose to any person or entity any such confidential information or trade secrets.




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21.  INTEGRATION.

           This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by Executive before the date of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.

22.  APPLICABLE LAW AND ARBITRATION.

           This Agreement will be governed by the laws of the State of California, and all controversies relating to it, including work-related controversies between Executive and other the Company employees, will be settled by final and binding arbitration held in Los Angeles, pursuant to the Model Employment Arbitration Procedures of the American Arbitration Association, by an arbitrator chosen by the parties from the AAA Labor Arbitrators Panel. Any such arbitration must be requested in writing not later than one year from the date the controversy arose. The losing party will pay all reasonable attorneys' fees incurred by the prevailing party.

23.  NOTICES.

           Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to the Chief Executive Officer of Employer at its then principal place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at his home address then shown in Employer's files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

24.  RENEGOTIATION.

           Employer and Executive agree to negotiate an extension of this Agreement (or a new agreement to take effect when this Agreement terminates) by the end of the second year of the term of this Agreement. Neither Employer nor Executive will be bound to such extension (or new agreement), until each has executed it.




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25.  SEVERABILITY.

           If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

           Executed by the parties as of the day and year first above written.




                                       Children's Wonderland, Inc.


                                       By: ________________________
                                       Its:________________________
                                       (Employer)


                                       _____________________________
                                       Michael L. Laney
                                       (Executive)





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